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                                                                      EXHIBIT 99


                           CIB MARINE BANCSHARES, INC.
                    ACQUIRES CITRUS FINANCIAL SERVICES, INC.

PEWAUKEE, WI - SEPTEMBER 20, 2001 - J. Michael Straka, President and CEO of CIB Marine Bancshares, Inc., Pewaukee, Wisconsin, announced today that on September 17, 2001, CIB Marine acquired, through a merger transaction, Citrus Financial Services, Inc., including its banking subsidiary, Citrus Bank, N.A. Pursuant to the terms of the merger agreement, each share of Citrus Financial common stock will be exchanged for 0.4634 shares of CIB Marine common stock. The merger will be accounted for as a pooling of interests.

Straka stated, "This expansion is consistent with our growth strategy and we are very excited about the opportunities that it presents to CIB Marine. We believe that our focus on the development of commercial banking relationships and providing more personalized service in a community banking atmosphere will be successful in Florida." Jack E. Schall, formerly a Senior Vice President and commercial lender with CIB Marine and the manager of CIB Marine's loan production office in North Miami Beach, has been appointed President and CEO of Citrus Bank. Schall stated, "We will continue to use the Citrus Bank name in Florida and look forward to expanding upon the foundation established by its employees and directors." Straka concluded, "As part of this expansion, we will now seek to establish branch banking operations in both the Miami and Sebring market areas."

CIB Marine is a multi-bank holding company headquartered in Pewaukee, Wisconsin, offering a full range of traditional banking services through the 46 facilities of its six separately chartered banking organizations: Central Illinois Bank with 17 banking facilities located throughout central Illinois; CIB Bank - Chicago with 13 banking facilities located in the Chicago metropolitan area; Marine Bank - Milwaukee with seven banking facilities in the Milwaukee metropolitan area; CIB Bank - Indiana with five banking facilities located in the Indianapolis metropolitan area; Marine Bank - Omaha with one banking facility located in Omaha, Nebraska; and Citrus Bank with three banking facilities located along central Florida's Atlantic coast.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to CIB Marine's filings with the Securities and Exchange Commission for a summary of important factors that could affect CIB Marine's forward-looking statements. CIB Marine does not undertake any obligation to revise these statements following the date of this press release.